UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 31, 2008
XO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30900	54-1983517

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13865 Sunrise Valley Drive
Herndon, Virginia 20171
(Address of Principal Executive Offices)
(703) 547-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On March 31, 2008, the Delaware Court of Chancery (the “Chancery Court”) entered a Final Judgment and Order (the “Final Judgment”) approving the Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”), filed with the Chancery Court on January 14, 2008, which provides for the global settlement of litigation initiated by certain of XO Holdings, Inc.’s (“XO” or the “Company”) minority stockholders against the Company and certain of its current and former directors. The Settlement Agreement provides, among other things, for (i) the reduction by one hundred fifty (150) basis points of the interest on the debt held by affiliates of Mr. Carl Icahn, the majority stockholder of the Company and the Chairman of the Company’s Board of Directors (the “Chairman”) (approximately 94% of the outstanding debt) under the Company’s Amended and Restated Credit and Guaranty Agreement (the “Credit Facility”), accruing on or after January 1, 2008 through the due date of July 15, 2009, and (ii) the waiver, through the due date of July 15, 2009, of any breach of the financial covenants in Section 6.6 of the Credit Facility, including the EBITDA (as defined in the Credit Facility) and unrestricted cash balance covenants. Waiver of the EBITDA and unrestricted cash balance covenants in the Credit Facility will eliminate concerns that the debt outstanding under the Credit Facility could be accelerated prior to its maturity as a result of non-compliance with such covenants. With the approval of the Settlement Agreement, the Chancery Court has awarded attorneys’ fees and expenses to the plaintiffs in the aggregate amount of $8 million, the majority of which attorneys’ fees and expenses were incurred in connection with claims asserted in the original actions that were mooted by the termination of the Equity Purchase Agreement dated November 4, 2005. The effective date of the settlement as provided in the Settlement Agreement will occur on April 30, 2008, the day that the Final Judgment becomes final and no longer subject to appeal or reargument.
     The Company has previously disclosed details of this litigation in the Company’s periodic reports on Forms 10-K and 10-Q and the entering into of the Settlement Agreement in the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO HOLDINGS, INC.
By:	/s/ Gregory Freiberg
	Name:	Gregory Freiberg
	Title:	Senior Vice President and Chief Financial Officer

Date: April 4, 2008